Exhibit 4.24

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,
MARKED BY [***], HAS BEEN OMITTED BECAUSE NIO INC. HAS DETERMINED THE
INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE
COMPETITIVE HARM TO NIO INC. IF PUBLICLY DISCLOSED.

NIO Fury (EC6) Manufacturing Cooperation Agreement

Between

Party A:    Jianghuai Automobile Group Co., Ltd.

And

Party B:    NIO Co., Ltd.

Dated:  March 10, 2020

This AGREEMENT (this “Agreement”) is made by and between Party A (formerly known as Anhui Jianghuai Automobile Co., Ltd. and renamed to Anhui Jianghuai Automobile Group Co., Ltd. on November 18, 2016) and Party B through negotiations based on the Manufacturing Cooperation Agreement dated May 23, 2016, the NIO ES6 Manufacturing Cooperation Agreement dated April 30, and the ancillary agreements  relating to ES8 manufacturing cooperation (the “Ancillary Agreements”), each made by and between Party A and Party B (collectively, the "Parties"),  with the view to further providing for cooperation in NIO Fury (EC6) manufacturing and certain matters relating thereto.

I.          Cooperation

1．Scope of cooperation

The Parties have had cooperation on two models of automobile (the ES8 and ES6) based on the Manufacturing Cooperation Agreement, NIO ES6 Manufacturing Cooperation Agreement and the Ancillary Agreements.  Considering satisfactory development of previous cooperation, the Parties agree to continue cooperation on mass production of the NIO Fury (EC6), whereby Party A shall be responsible for manufacturing and any other work related thereto.  Unless otherwise expressly agreed by the Parties in writing,,  it is agreed that the provisions in the Manufacturing Cooperation Agreement, the NIO ES6 Manufacturing Cooperation Agreement and the Ancillary Agreements shall apply to the cooperation to manufacture  the NIO Fury (EC6).

2．New investment

Party B shall be responsible for investment in new technical equipment and ancillary facilities necessary for satisfactory production of NIO Fury (EC6) in the new energy automobile manufacturing plant of Party A ("Party A Manufacturing Plant").

3．Calculation and payment of manufacturing and processing fee

It is agreed that in 2020, Party B shall pay Party A a  monthly manufacturing and processing fee of RMB[***] (excluding tax) for each mass produced NIO Fury (EC6) vehicle.   For ease of settlement, Party A will issue an invoice to Party B for amount of the manufacturing and processing fee confirmed by the Parties on the last business day of each month, and it is agreed that the amount so confirmed shall be paid by Party B to Party A within the first five business days of the next month.  If Party A  Manufacturing Plant incurs any loss, Party B shall make up such loss to Party A on a  monthly basis in accordance with the detailed loss make-up plan provided under the NIO ES6 Manufacturing Cooperation Agreement (the “Loss Make-up Plan”).

4．Vehicle trial production

Party B shall be responsible for investment in production increase and renovation in connection with the trial production.  The operating expenses incurred during trial production shall be included in the operating costs of Party A  Manufacturing Plant as well as the Loss Make-up Plan.  The fee for the manufacture of the Fury (EC6) vehicle by the main manufacturing line of

Party A  Manufacturing Plant during trial production shall be RMB[***] per vehicle (excluding tax),  consisting of: (a) a  processing fee of RMB[***] per vehicle (excluding tax), which will be accounted for in the Loss Make-up Plan, and  (b)  an additional cost of RMB[***] per vehicle (excluding tax), which will be accounted for separately from the Make-up Plan. The number of trial-manufactured vehicles and the manufacturing and processing fees thereof shall be confirmed by the Parties within five business days after the date of completion of the trial production (which date shall be agreed by both Parties).  Party A shall provide to Party B an invoice of the amount of the fees so confirmed and Party B, upon receipt of the correctly issued invoice, shall pay Party A the amount of the fee so confirmed by the Parties within the first five business days of the next month.  The Parties shall avoid double counting of any manner and jointly calculate the number of trial-produced vehicles.

5．Consultation services

Party A shall designate relevant employees from its technical center to participate in trial and mass productions at the expenses of Party B to meet the technical standards of NIO Fury (EC6) production technology standards.  The list and costs and expenses of such employees shall be agreed by the Parties in advance and duly documented by the Parties in the consulting service stage.  After completion of the support by the employees designated by Party A and before Fury (EC6) SOP (which is the time when Fury (EC6) is put into production), the Parties shall complete settlement of such consulting service fees payable by Party B and enter into a separate settlement agreement thereof.  Such fees shall be accounted for separately from the Loss Make-up Plan and any tax and levy imposed thereupon shall be paid by Party B.

II.        Certain notes

Any other matter regarding the model of NIO Fury (EC6) under cooperation of Party A and Party B, including without limitation prototype trial, product announcement, trademark licensing, technical permit, vehicle technical standards and quality assurance, manufacturing operation, general distribution, manufacturing preparation area management, vehicle parking management, mode and tool custody, product filing and application of government subsidy, product after-sales service and guarantee, and supply of after-sales factory-made parts, shall be subject to applicable provisions under the Manufacturing Cooperation Agreement, the NIO ES6 Manufacturing Cooperation Agreement and the Ancillary Agreements. If there is any conflict between those agreements and this Agreement, this Agreement shall prevail.

Party B shall provide to Party A the list of product parameters and deliverables of NIO Fury (EC6) before the deadline set forth in Annex I attached hereto, which shall form a supplementary delivery list of the Technology License Agreement.

This Agreement is a supplement to and has the same effect with the Manufacturing Cooperation Agreement, the NIO ES6 Manufacturing Cooperation Agreement and the Ancillary Agreements. Any matter not provided hereunder shall be resolved by the Parties through negotiations.  The term of this Agreement shall be consistent with that of the Manufacturing Cooperation Agreement and the NIO ES6 Manufacturing Cooperation Agreement.

III.       Confidentiality

Each of the Parties shall keep contents of this Agreement in strict confidence and, unless otherwise expressly provided hereunder, may not disclose contents of this Agreement to any person or affiliate not involved in the cooperation without prior written consent of the Parties.

IV.       Counterparts and effect

This Agreement is made in four counterparts with each Party holding two thereof, each of which shall have the same legal effect, become effective as of the date of signature and affixture of corporate seal hereupon by the Parties, and be binding on each of the Parties.

V.        Governing law and dispute resolution

This Agreement shall be governed by Chinese laws in all respects. All disputes arising from interpretation or performance of this Agreement shall be resolved in accordance with the dispute resolution provisions under Section Article 13.1 of the Manufacturing Cooperation Agreement.

Party A: Jianghuai Automobile Group Co., Ltd.	Party B: NIO Co., Ltd.

/s/: legal representative/authorized representative	/s/: legal representative/authorized representative

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